Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-163866) on Form S-3 of Retail Opportunity Investments Corp. of our report dated October 5, 2010, relating to our audit of the Statements of Revenues and Certain Expenses of Cascade Summit Town Square, for the year ended December 31, 2009, included in this Current Report on Form 8-K/A.

/s/ PKF LLP

New York, New York
October 5, 2010